EXHIBIT 99.1

Clifton Savings Bancorp, Inc. Announces
4th Quarter and Year End Results

Clifton, New Jersey – May 9, 2012 -- Clifton Savings Bancorp, Inc. (Nasdaq Global Select Market: CSBK) (the “Company”), the holding company of Clifton Savings Bank (the “Bank”), today announced the results of its operations for the three months and year ended March 31, 2012.  Net income was $1.94 million for the three months ended March 31, 2012, a decrease of $522,000, or 21.3%, as compared to $2.46 million for the three months ended March 31, 2011. Net income was $7.88 million for year ended March 31, 2012, a decrease of $935,000, or 10.6%, as compared to $8.81 million for the year ended March 31, 2011. Net income decreased for the three months ended March 31, 2012 primarily as a result of a decrease in net interest income of $458,000, or 6.9%, an increase in provision for loan losses of $259,000, or 175.0%, a decrease of $872,000, or 100.0%, in the gain on sale of securities and an increase of $47,000 in the loss on the write-down of land held for sale, partially offset by decreases of $561,000, or 14.2%, in noninterest expense and $552,000, or 37.0%, in income tax expense. Net income decreased for the year ended March 31, 2012 primarily as a result of a decrease in net interest income of $770,000, or 3.0%, an increase in provision for loan losses of $145,000, or 142.2%, a decrease of $872,000, or 100.0%, in the gain on sale of securities, and a decrease of $336,000, or 102.8%, in the net gain on the sale and disposal of premises and equipment, partially offset by decreases of $275,000, or 2.0%, in noninterest expense, $241,000, or 60.7%, in the loss on the write-down of land held for sale, and $701,000, or 14.4%, in income tax expense.  Both basic and diluted earnings per common share were $0.08 for the three months ended March 31, 2012, a decrease of $0.02, or 20.0%, as compared to $0.10 for the three months ended March 31, 2011. Both basic and diluted earnings per common share were $0.31 for the year ended March 31, 2012, a decrease of $0.03, or 8.8%, as compared to $0.34 for the year ended March 31, 2011.  Cash dividends paid per common share were $0.06 for both the three months ended March 31, 2012 and 2011, and $0.24 for both the years ended March 31, 2012 and 2011.

Net interest income decreased $458,000, or 6.9%, for the three months ended March 31, 2012, to $6.15 million as compared to $6.61 million for three months ended March 31, 2011, reflecting an increase of $13.7 million in average net interest-earning assets offset by a 16 basis point decrease in the net interest margin. Average interest-earning assets decreased $5.7 million, or 0.5%, as compared to the three months ended March 31, 2011, which consisted of decreases of $4.1 million in loans and $13.6 million in investment securities, partially offset by increases of $1.2 million in mortgage-backed securities and $10.8 million in other interest-earning assets. The average balance of loans decreased during the three months ended March 31, 2012 as repayment levels remain high and demand for loan products remains low. The average balance of investment securities decreased primarily due to cash flows from investment securities being used to purchase mortgage-backed securities and repay borrowings. The average balance of mortgage-backed securities increased slightly to $343.4 million as compared to $342.2 million for the three months ended March 31, 2011. Other interest-earning assets increased as the balance of interest-earning deposits increased due to funds received from called investment securities during the quarter that had not yet been redeployed into higher yielding assets. Average interest-bearing liabilities decreased $19.4 million, or 2.1%, as compared to the three months ended March 31, 2011, as a result of decreases of $17.3 million in borrowings, and $2.1 million in interest-bearing deposits. Net interest margin decreased to 2.34% for the quarter ended March 31, 2012 from 2.50% for the quarter ended March 31, 2011.  The net interest rate spread decreased 16 basis points to 2.11% as compared to the quarter ended March 31, 2011, as the 39 basis point decrease to 3.77% in the average yield earned on interest-earning assets was partially offset by the 23 basis point decrease to 1.66% in the average rate paid on interest-bearing liabilities.

            Net interest income decreased $770,000, or 3.0%, for the year ended March 31, 2012, to $24.93 million as compared to $25.70 million for year ended March 31, 2011, reflecting an increase of $9.0 million in average net interest-earning assets offset by a 10 basis point decrease in the net interest margin. Average interest-earning assets increased $9.6 million, or 0.9%, during the year ended March 31, 2012, which consisted of increases of $23.7 million in investment securities and $8.3 million in other interest-earning assets, partially offset by decreases of $3.5 million in mortgage-backed securities and $18.9 million in loans. The average balance of investment securities increased during the year ended March 31, 2012 primarily due to repayments of loans and mortgage-backed securities and the growth in deposits being redeployed into these types of assets. Other interest-earning assets increased as the balance of interest-earning deposits increased due to funds received from called investment securities during the fourth quarter of fiscal 2012 that had not yet been redeployed into higher yielding assets.  Mortgage-backed securities decreased as normal monthly repayments were slightly in excess of purchases of these types of securities.  Loans decreased as repayment levels remain high and demand for loan products remains low. Average interest-bearing liabilities increased $585,000, or 0.1%, during the year ended March 31, 2012, as a result of an increase of $23.8 million in interest-bearing deposits, as the Bank continued to offer competitive rates on its deposit products, mostly offset by a decrease of $23.2 million in borrowings.  Net interest margin decreased to 2.36% for the year ended March 31, 2012 from 2.46% for the year ended March 31, 2011.  The net interest rate spread decreased 7 basis points to 2.13% for the year ended March 31, 2012, as the 41 basis point decrease to 3.89% in the average yield earned on interest-earning assets was partially offset by the 34 basis point decrease to 1.76% in the average rate paid on interest-bearing liabilities.

            The provision for loan losses increased $259,000, or 175.0%, to $111,000 during the three months ended March 31, 2012, as compared to a recovery of provision for loan losses of $148,000 recorded during the three months ended March 31, 2011. The provision for loan losses increased $145,000, or 142.2%, to $247,000, during the year ended March 31, 2012, as compared to $102,000 during the year ended March 31, 2011. During the quarter ended March 31, 2012, there were $30,000 in charge-offs recorded on three one-to-four residential real estate loan troubled debt restructurings, and a $1,000 loss recorded on another one-to-four-family residential real estate loan. In addition to these charges, during the year ended March 31, 2012 there was a $6,000 charge-off which represented a write-down to fair value on one commercial real estate loan which was repossessed in December 2011 and is classified as real estate owned as of March 31, 2012. During the quarter ended March 31, 2011, there was a $112,000 charge-off recorded as a loss from the restructuring of a one-to four-family residential real estate loan. In addition to this restructuring charge, during the year ended March 31, 2011 there was a $160,000 charge-off which represented a write-down to fair value on one multi-family residential real estate loan which was repossessed in December 2010 and was classified as real estate owned as of March 31, 2011. During the quarter ended March 31, 2012 charge-offs decreased $81,000, or 72.4%, to $31,000 from $112,000 during the quarter ended March 31, 2011.  During the year ended March 31, 2012 charge-offs decreased $235,000, or 86.4%, to $37,000 from $272,000 during the year ended March 31, 2011. Non-accrual loans increased $577,000, or 18.0%, from $3.2 million at March 31, 2011 to $3.8 million at March 31, 2012. At March 31, 2011, non-accrual loans consisted of fourteen loans secured by one- to four-family residential real estate and two loans secured by commercial real estate.  At March 31, 2012, non-accrual loans consisted of twenty loans secured by one- to four-family residential real estate, two second mortgage loans secured by one- to four-family residential real estate and one second mortgage secured by commercial real estate. Included in these non-accrual loans at March 31, 2012 are five loans totaling $597,000 that are current or less than ninety days delinquent. At March 31, 2011 no loans less than ninety days delinquent were included in non-accrual loans. In December 2011, the Bank amended its non-accrual policy to expand the classification of non-accrual loans to include loans that were previously ninety days or more delinquent until there is a sustained period of repayment performance (generally six months) by the borrower in accordance with the contractual terms of the loan.   The percentage of non-accrual loans to total loans rose from 0.72% at March 31, 2011 to 0.86% at March 31, 2012. The increase in the provision for loan losses for the three months and year ended March 31, 2012 compared to the comparable prior year periods was the result of management’s qualitative analysis of the allowance, which includes an evaluation of economic and other factors to determine the adequacy of the allowance for loan loss balance. During the quarter and year ended March 31, 2012, there were adjustments made to the historical loss and other factor components of the Bank’s general valuation allowance. Management’s evaluation of the adequacy of the allowance has resulted in the determination that the allowance for loan losses is reasonably stated as of March 31, 2012.

            The loss on the write-down of land held for sale increased $47,000, or 100.0%, to $47,000 during the quarter ended March 31, 2012, as compared to no write-down being recorded for the quarter ended March 31, 2011. The loss on the write-down of land held for sale decreased $241,000, or 60.7%, to $156,000 during the year ended March 31, 2012, as compared to $397,000 during the year ended March 31, 2011. The Bank had previously acquired a property for the purpose of building a branch office on the land but subsequently decided not to proceed with the construction of the proposed branch. The balance was transferred from premises and equipment to land held for sale in September 2010, and write-downs on the property to fair value less costs to sell were recorded in the 2012 and 2011 periods as a result of obtaining certified appraisals in each of these years. The Bank recorded a net gain on the sale and disposal of premises and equipment of $327,000 for the year ended March 31, 2011. The Bank sold its Botany branch facility in August 2010 and recognized a $339,000 gain on the sale of land, buildings and improvements, net of $12,000 of losses recognized on the disposal of various furnishings and equipment.  A loss of $9,000 on the disposal of equipment was recorded during the year ended March 31, 2012. During the quarter and year ended March 31, 2011, the Bank recorded a gain of $872,000 resulting from the sale of mortgage-backed securities from the available for sale portfolio.  There were no gains or losses on the sale of securities recorded during the corresponding 2012 periods.

           Non-interest expense decreased $561,000, or 14.2%, to $3.39 million for the three months ended March 31, 2012 as compared to $3.95 million for the three months ended March 31, 2011. The decrease was primarily the result of decreases of $111,000, or 24.6%, in occupancy expense of premises, $268,000, or 84.0%, in legal expenses, and $176,000, or 27.5%, in other expenses. The decrease in occupancy expense of premises was due to decreases in snow removal and other repair and maintenance costs in 2012. The decreases in legal and other expenses was due to the 2011 period including legal expenses of $248,000, and accounting, consulting, and regulatory application fee costs of $141,000 that were expensed as a result of the withdrawal of the Bank’s  second-step conversion application and the postponement of the Company’s  related stock offering which was announced in June 2011.

           Non-interest expense decreased $275,000, or 2.0%, to $13.54 million for the year ended March 31, 2012 as compared to $13.81 million for year ended March 31, 2011. The decrease was primarily the result of decreases of $284,000, or 17.3%, in occupancy expense of premises, and $346,000, or 39.1%, in federal deposit insurance premiums partially offset by an increase of $282,000, or 4.2%, in salaries and employee benefits. The decrease in occupancy expense of premises was due to decreases in snow removal and other repair and maintenance costs in 2012. The decrease in federal deposit insurance premiums was primarily due to a change in the assessment base for institutions. The Federal Deposit Insurance Corporation adopted a final rule which became effective on April 1, 2011 that changed the assessment base used to calculate an institution’s federal deposit insurance premium to average consolidated assets minus average tangible equity, rather than the balance of deposits.  The increase in salaries and employee benefits was mainly due to an increase in costs associated with health insurance for all employees and the hiring of an enterprise risk officer and compliance officer in fiscal 2012, along with normal annual salary increases.

       Income taxes decreased $552,000, or 37.0%, to $939,000 for the three months ended March 31, 2012, as compared to $1.49 million for the three months ended March 31, 2011. The decrease in income taxes for the period was the result of lower pre-tax income, coupled with a decrease in the effective income tax rate which was 32.7% for the three months ended March 31, 2012 compared with 37.8% for the three months ended March 31, 2011. The decrease in the effective income tax rate for the 2012 period was due to an adjustment for the increase in the tax rate on deferred tax assets. Income taxes decreased $701,000, or 14.4%, to $4.18 million for the year ended March 31, 2012, as compared to $4.88 million for the year ended March 31, 2011. The decrease in income taxes for the period was the result of lower pre-tax income, coupled with a slight decrease in the effective income tax rate which was 34.6% for the year ended March 31, 2012 compared with 35.6% for the year ended March 31, 2011.

           The Company’s total assets decreased $21.2 million, or 1.9%, to $1.101 billion at March 31, 2012, from $1.123 billion at March 31, 2011.  Net loans decreased $4.9 million, or 1.1%, to $436.8 million at March 31, 2012 from $441.7 million at March 31, 2011. Securities, including both available for sale and held to maturity issues, increased $3.1 million, or 0.6%, to $574.2 million at March 31, 2012, from $571.1 million at March 31, 2011, as cash and cash equivalents were invested into these types of securities. Cash and cash equivalents decreased by $17.8 million, or 30.7%, to $40.3 million at March 31, 2012 from $58.1 million at March 31, 2011, as there was a decrease in deposits, and other funds were redeployed into investing in higher yielding assets and used to repay advances.

            Total liabilities decreased $27.7 million, or 2.9%, to $915.0 million at March 31, 2012 from $942.7 million at March 31, 2011.  Deposits decreased $11.1 million, or 1.3%, from $837.4 million at March 31, 2011 to $826.3 million at March 31, 2012. Borrowed funds decreased $17.0 million, or 17.8%, to $78.7 million at March 31, 2012 as compared to $95.7 million at March 31, 2011. During the year ended March 31, 2012, $17.0 million of long-term borrowings were repaid in accordance with their original terms. The average rate of outstanding borrowings as of March 31, 2012 was 3.83%.

            Total stockholders’ equity increased $6.5 million, or 3.6%, to $186.5 million at March 31, 2012 from $180.0 million at March 31, 2011. The increase resulted primarily from net income of $7.88 million, employee stock ownership plan shares committed to be released of $752,000, and $197,000 for stock options and restricted stock awards earned under the Company’s 2005 Equity Incentive Plan and related tax benefits, and a net increase in unrealized gains, net of income taxes of $25,000 on the available for sale securities portfolios, partially offset by cash dividends paid of $2.1 million and pension benefit adjustments of $256,000. At March 31, 2012, there were 26,138,138 shares of Company common stock outstanding.

            John A. Celentano, Jr., the Company’s Chairman and Chief Executive Officer, stated, “Our performance this year reflected our commonsense approach to banking.  We continued to make money and pay dividends to our shareholders as we have done since becoming a public institution in 2004.  In recent months there was a paucity of home buyers and a concomitant lack of interest in purchase money mortgages.  The lending activity which did exist was dominated by refinancings.

We kept a tight rein on both deposits and assets, down 1.33% and 1.89%, respectively, and opened no new branches in the past year.  Proof that our fiscal responsibility pays off was reflected in our loan quality at the end of the year.  Our nonperforming loans to total loans were under 1.0%, and our nonperforming assets to total assets were 0.36%, both of which exceed the comparable numbers for a significant majority of our peers.

In early 2011 we received a “needs to improve” Community Reinvestment Act rating from the Office of Thrift Supervision (“OTS”), our former primary federal regulator, which addresses our lending to low- to moderate-income (“LMI”) borrowers and geographies.  As a result, we were unable to complete our “second step” conversion and become a totally public institution.  In the past year we have made a very serious effort to lend to low- and moderate-income borrowers and neighborhoods consistent with our safe and sound operations.

Clifton Savings Bank is now regulated by the Office of the Comptroller of the Currency, and Clifton Savings Bancorp, Inc., our holding company, is regulated by the Board of Governors of the Federal Reserve System.  We remain committed to taking the “second step” to become totally public and filing the required applications with our new regulators once our Community Reinvestment Act rating has improved.”

           The Company is the holding company of the Bank, a federally chartered savings bank headquartered in Clifton, New Jersey.  The Bank currently operates a total of 12 full-service banking offices in northeast New Jersey. The Company’s majority stockholder is Clifton MHC, a federally chartered mutual holding company.

This release contains “forward-looking statements” which may describe future plans and strategies, including our expectations of future financial results.  Management’s ability to predict results or the effect of future plans or strategies is inherently uncertain.  Factors that could affect our actual results include market interest rate trends, the general regional and national economic climate, our ability to control costs and expenses, actions by our competitors and federal and state regulation.  As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements.

Selected Consolidated Financial and Other Data

	At March 31,
	2012	2011
	(Dollars in thousands)
Financial Condition Data:
Total assets	$1,101,440	$1,122,633
Loans receivable, net	436,833	441,746
Cash and cash equivalents	40,257	58,069
Securities	574,209	571,059
Deposits	826,275	837,385
FHLB advances	78,679	95,668
Total stockholders' equity	186,461	179,966

	Year Ended March 31,
	2012	2011
	(Dollars in thousands)
Operating Data:
Interest income	$41,074	$44,940
Interest expense	16,149	19,245
Net interest income	24,925	25,695
Provision for loan losses	247	102
Net interest income after
provision for loan losses	24,678	25,593
Noninterest income	1,078	1,107
Net (loss) gain on sale and disposal of premises and equipment	(9)	327
Loss on write-down of land held for sale	(156)	(397)
Gain on sale of securities	-	872
Noninterest expense	13,539	13,814
Income before income taxes	12,052	13,688
Income taxes	4,175	4,876
Net income	$7,877	$8,812
Basic and diluted earnings per share	$0.31	$0.34

	Three Months
	Ended March 31,
	2012	2011
	(Dollars in thousands)
Operating Data:
Interest income	$9,916	$10,974
Interest expense	3,764	4,364
Net interest income	6,152	6,610
Provision for (recovery of) loan losses	111	(148)
Net interest income after provision for
(recovery of) loan losses	6,041	6,758
Noninterest income	267	266
Loss on write-down of land held for sale	(47)	-
Gain on sale of securities	-	872
Noninterest expense	3,387	3,948
Income before income taxes	2,874	3,948
Income taxes	939	1,491
Net income	$1,935	$2,457
Basic and diluted earnings per share	$0.08	$0.10

At or For the Three
At or For the Year Ended	Months Ended
March 31,	March 31,
2012	2011	2012	2011

Performance Ratios (1):
Return on average assets	0.70%	0.79%	0.70%	0.88%
Return on average equity	4.30%	4.97%	4.16%	5.48%
Interest rate spread (2)	2.13%	2.20%	2.11%	2.27%
Net interest margin (3)	2.36%	2.46%	2.34%	2.50%
Noninterest expense to average assets	1.20%	1.24%	1.22%	1.41%
Efficiency ratio (4)	52.40%	50.04%	53.15%	50.96%
Average interest-earning assets to
average interest-bearing liabilities	1.15	x	1.14	x	1.16	x	1.14	x
Average equity to average assets	16.29%	15.96%	16.74%	16.00%
Basic and diluted earnings per share	$0.31	$0.34	$0.08	$0.10
Dividends per share (5)	$0.24	$0.24	$0.06	$0.06
Dividend payout ratio (5)	26.77%	23.90%	27.44%	21.41%

Capital Ratios (6):
Core (tier 1) capital	14.58%	14.12%	14.58%	14.12%
Tier 1 risk-based capital	37.82%	41.37%	37.82%	41.37%
Total risk-based capital	38.31%	41.86%	38.31%	41.86%

Asset Quality Ratios:
Allowance for loan losses as a percent of
total gross loans	0.48%	0.42%	0.48%	0.42%
Allowance for loan losses as a percent of
nonperforming loans	55.38%	58.55%	55.38%	58.55%
Net charge-offs to average outstanding
loans during the period	0.01%	0.06%	0.01%	0.03%
Nonperforming loans as a percent of
total gross loans	0.86%	0.72%	0.86%	0.72%
Nonperforming assets as a percent of
total assets	0.36%	0.30%	0.36%	0.30%

Other Data:
Number of:
Real estate loans outstanding	2,191	2,248	2,191	2,248
Deposit accounts	31,694	33,368	31,694	33,368
Full service customer service facilities	12	12	12	12

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(1) Performance ratios for the three month periods presented are annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Represents net interest income as a percent of average interest-earning assets.
(4) Represents noninterest expense divided by the sum of net interest income and noninterest income, including gains or losses on the sale of assets.
(5) Reflects only shares of common stock held by stockholders other than Clifton MHC.
(6) Ratios are for Clifton Savings Bank and subsidiary only.